FOR IMMEDIATE RELEASE

ITRON ANNOUNCES FOURTH QUARTER AND FULL YEAR RESULTS

Record Full Year Revenue of $1.91 Billion
Record Full Year Bookings of $2.5 Billion
 Record Full Year Non-GAAP Diluted EPS of $3.36

LIBERTY LAKE, Wash. — February 18, 2009 — Itron, Inc. (NASDAQ:ITRI) today reported financial results for its fourth quarter and full year ended December 31, 2008.  Financial results for the full year ended December 31, 2008 include Actaris operations for twelve months while results for the same period in 2007 only include Actaris operations from April 18, 2007. Highlights of the quarter and full year ended December 31, 2008 include:

•	Quarterly and full year revenues of $432 million and $1.91 billion;
•	Quarterly and full year non-GAAP diluted EPS of 71 cents and $3.36;
•	Full year cash flow from operations and free cash flow of $193 million and $130 million;
•	Quarterly and full year Adjusted EBITDA of $60 million and $281 million; and
•	Quarterly and full year bookings of $733 million and $2.5 billion.

“As we communicated in January, our fourth quarter revenues and earnings were not as strong as they were in the first nine months,” said LeRoy Nosbaum, chairman and CEO. “Although year-end spending from our customers was lower in the fourth quarter than we had hoped, we still had a very strong 2008 and set records for revenue, non-GAAP EPS and bookings.”

Operations Highlights – Fourth Quarter:
Revenues – Total revenues of $432 million for the fourth quarter of 2008 were $48 million, or 10%, lower than 2007 fourth quarter revenues of $481 million. Itron North America (INA) revenues of $153 million for the fourth quarter of 2008 were $14 million, or 8%, lower than the fourth quarter of 2007, primarily due to lower year-end spending in the US. Actaris revenues of $279 million for the fourth quarter of 2008 were $34 million, or 11%, lower than the fourth quarter of 2007.  2008 Actaris revenue was negatively affected by foreign exchange rates which accounted for the entire decrease.  Revenues for the electric, gas and water business units were approximately 38%, 35% and 27% of total Actaris revenue.

Gross Margin – Gross margin for the fourth quarter of 2008 was 34%, which is higher than the 33% in the fourth quarter of 2007. Fourth quarter 2008 INA gross margin of 39% was lower than 2007 gross margin of 40% due primarily to product mix. Actaris gross margin of 30% was higher than the fourth quarter 2007 gross margin of 28% due primarily to increased revenue in regions with higher margins.

Operating Expenses – Total operating expenses for the fourth quarter of 2008 were $124 million, which was comparable with the fourth quarter of 2007. INA operating expenses were $41 million, or 27% of revenue, compared with $44 million, or 26% of revenue, in the fourth quarter of 2007. Actaris operating expenses of $76 million were 27% of revenue, compared with $73 million, or 23% of revenue, in 2007. Actaris operating expenses were higher in all areas due to: increased sales expense; higher spending on product development; higher amortization of intangibles assets; increased personnel costs; and expenses related to Sarbanes-Oxley compliance. Corporate unallocated expenses of $7 million for the fourth quarter of 2008 were $1 million lower than the fourth quarter of 2007 due primarily to decreased compensation expenses.

Interest and Other Income (Loss) – Net interest expense of $14 million in the fourth quarter of 2008 was substantially lower than $25 million of net interest expense in the fourth quarter of 2007 due to lower average debt balances and lower average interest rates.  Debt fee amortization expense, which is included in net interest expense, of $1.3 million in the fourth quarter of 2008 was lower than the fourth quarter of 2007.  Other expense of $1 million in 2008 compares with $5.6 million in 2007.  Other expense in 2007 was comprised primarily of unrealized foreign exchange losses on working capital accounts including intercompany interest balances.

Income Taxes – Our GAAP tax rate was 25% for the fourth quarter of 2008. The fourth quarter of 2007 included a $3.2 million GAAP income tax benefit.  The benefit in 2007 was primarily driven by a one-time benefit for acquisition-related tax planning for Actaris and a tax benefit related to our investment in Brazilian operations.

GAAP Net Income/Loss and EPS – Our GAAP net income and fully diluted EPS for the fourth quarter of 2008 was $4.3 million, or 12 cents per share, compared with $4.0 million, or 12 cents per share, in the same period in 2007.

Non-GAAP Operating Income, Net Income and Diluted EPS – Non-GAAP operating income, which excludes amortization expense related to intangible assets, was $48 million, or 11.2% of revenues, in the fourth quarter of 2008, compared with $58 million, or 12.0% of revenues, in the fourth quarter of 2007. Non-GAAP net income, which also excludes amortization of debt fees, was $25 million in 2008, compared with $26 million in the 2007 period. Non-GAAP diluted EPS was 71 cents in the 2008 period compared with 81 cents in 2007. Fully diluted shares outstanding in the fourth quarter of 2008 were 2 million shares higher than the same period in 2007 due primarily to the equity offering of 3.4 million shares in the second quarter of 2008. Our non-GAAP tax rates were 27% and 6% for the fourth quarters of 2008 and 2007.  The lower 2007 rate was primarily due to the tax benefit related to our investment in Brazilian operations.

Operations Highlights – Full Year:
Revenues – Total revenues of $1.9 billion for the full year ended December 31, 2008 were $446 million, or 30%, higher than 2007 full year revenues of $1.5 billion.  INA revenues of $628 million for full year 2008 were $35 million, or 6%, higher than the comparable period in 2007. Actaris revenues were $1.3 billion for the full year 2008 compared with $871 million in the same period of 2007. Actaris revenues for 2008 benefitted from favorable foreign exchange rates as well as including a full twelve months of revenue. Revenues for the electric, gas and water business units were approximately 38%, 33% and 29% of total Actaris revenue for 2008.

Gross Margin – Gross margin for the full year 2008 was 34%, which was comparable with 33% gross margin in 2007. INA gross margin of 39% for the full year 2008 was less than 2007 gross margin of 42% due to product mix and increased services costs. Actaris gross margin of 31% was higher than the full year 2007 gross margin of 28%.  Actaris gross margin in 2007 was negatively affected by acquisition related charges.

Operating Expenses – Total operating expenses for the full year 2008 were $537 million, compared with $441 million, for the full year 2007. INA operating expenses of $171 million in 2008 were somewhat lower than full year 2007 operating expenses of $173 million.  As a percentage of revenue, 2008 INA operating expenses were 27% compared with 29% in 2007. Actaris operating expenses of $329 million were 26% of revenue, compared with $236 million, or 27% of revenue, for the full year 2007. The increased Actaris 2008 operating expenses were affected by foreign currency exchange rates and the inclusion of a full year expense as 2007 only included expenses from the date of the acquisition. Corporate unallocated expenses of $38 million for the full year 2008 were $5.6 million higher than 2007 due in part to increased compensation, financial integration and consulting expenses.

Interest and Other Income (Loss) – Net interest expense was $75 million for the full year 2008 compared to $79 million in the same period of 2007. The decrease in net interest expense was due to lower average interest rates. Debt fee amortization expense, which is included in net interest expense, was $8.9 million for the full year 2008 compared with $13.5 million in 2007.  2008 included other losses of $3 million compared with other income of $435,000 in 2007.

Income Taxes – Our GAAP tax rate was 12.5% for the full year 2008. Full year 2007 included a $16.4 million GAAP income tax benefit due to a pre-tax GAAP loss, legislative reductions in tax rates in France, Germany and the United Kingdom and tax benefits for acquisition-related tax planning for Actaris and the investment in our Brazilian operations.

GAAP Net Income/Loss and EPS – Our GAAP net income and fully diluted EPS for the full year 2008 was $28.1 million, or 80 cents per share, compared with a net loss of $16.1 million, or 55 cents per share, in the same period in 2007.

Non-GAAP Operating Income, Net Income and Diluted EPS – Non-GAAP operating income, which excludes amortization expense related to intangible assets, was $230 million, or 12.1% of revenues, for the full year 2008, compared with $182 million, or 12.5% of revenues, for the full year 2007. Non-GAAP operating income in 2007 excluded acquisition related charges for In Process Research & Development (IPR&D) and inventory of $52 million in addition to amortization of intangible assets. Non-GAAP net income, which also excludes amortization of debt fees, was $117.6 million in 2008 compared with $87.3 million in the 2007 period. Non-GAAP diluted EPS was $3.36 in the 2008 period compared with $2.81 in 2007. Diluted shares outstanding for the full year 2008 were almost 4 million higher than the same period in 2007 due primarily to the equity offering of 3.4 million shares in the second quarter of 2008. Non-GAAP net income and diluted EPS in 2008 benefitted from results for the entire year for Actaris rather than a partial year in 2007. Our non-GAAP tax rates were 27% and 25% for 2008 and 2007.

Other Financial Highlights:
New Order Bookings and Backlog - New order bookings for the full year 2008 were $2.5 billion, compared with $1.4 billion in 2007, reflecting book-to-bill ratios of 1.3 to 1 and .97 to 1 respectively. New order bookings for 2008 included $480 million related to our Advanced Metering Infrastructure (AMI) contract with Southern California Edison (SCE) and $334 million related to our contract with CenterPoint Energy. The California Public Utility Commission and the Public Utility Commission of Texas approved the respective projects in 2008, which allowed us to book the contract values in our backlog. Total backlog was $1.3 billion at December 31, 2008 compared with $659 million at December 31, 2007. Twelve month backlog of $507 million at December 31, 2008 compares with twelve month backlog at December 31, 2007 of $501 million.

Cash Flows from Operations and Financial Condition – Net cash provided by operating activities during the full year 2008 was $193 million. This compares with $133 million in the same period in 2007. Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) in the fourth quarter of 2008 was $60 million compared with $67 million for the same period in 2007.  Adjusted EBITDA for the full year 2008 was $281 million compared with $225 million for the full year 2007.  Free cash flow for the full year 2008 was $130 million compared with $93 million for the same period in 2007. Cash and equivalents were $144 million at December 31, 2008 compared with $92 million at December 31, 2007.

Forward Looking Statements:
This release contains forward-looking statements concerning our expectations about operations, financial performance, sales, earnings and cash flows. These statements reflect our current plans and expectations and are based on information currently available. The statements rely on a number of assumptions and estimates, which could be inaccurate, and which are subject to risks and uncertainties that could cause our actual results to vary materially from those anticipated.  Risks and uncertainties include the rate and timing of customer demand for our products, rescheduling of current customer orders, changes in estimated liabilities for product warranties, changes in laws and regulations, our dependence on new product development and intellectual property, future acquisitions, changes in estimates for stock-based and bonus compensation, increasing volatility in foreign exchange rates, international business risks and other factors which are more fully described in our Annual Report on Form 10-K for the year ended December 31, 2007 and other reports on file with the Securities and Exchange Commission. Itron undertakes no obligation to update publicly or revise any forward-looking statements, including our business outlook.

Business Outlook:
The outlook information provided below and elsewhere in this release is based on information available today.  Itron assumes no obligation to publicly update or revise our business outlook.  Our future performance involves risks and uncertainties.

For the full year 2009, we expect:

•	Revenues between $1.78 billion and $1.88 billion;

•	Diluted non-GAAP EPS of between $3.35 and $3.75;

•	Adjusted EBITDA between $270 million and $290 million; and

•	First quarter revenue between $385 million and $415 million.

Non-GAAP Financial Information:
To supplement our consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP financial measures, including non-GAAP operating income, non-GAAP net income and diluted EPS, Adjusted EBITDA, and free cash flow. We provide these non-GAAP financial measures because we believe they provide greater transparency and represent supplemental information used by management in its financial and operational decision making.  Specifically, these non-GAAP financial measures are provided to enhance investors’ overall understanding of our current financial performance and our future anticipated performance by excluding infrequent costs associated with acquisitions. We exclude these expenses in our non-GAAP financial measures as we believe that they are a measure of our core business that is not subject to the variations of expenses associated with these infrequently occurring items.  Non-GAAP performance measures should be considered in addition to, and not as a substitute for, results prepared in accordance with GAAP. Finally, our non-GAAP financial measures may be different from those reported by other companies.  A more detailed discussion of why we use non-GAAP financial measures, the limitations of using such measures and reconciliations between non-GAAP and the nearest GAAP financial measures are included in this press release.

Earnings Conference Call:
Itron will host a conference call to discuss the financial results contained in this release at 2:00 p.m. (PDT) on February 18, 2009. The call will be webcast in a listen only mode and can be accessed online at www.itron.com, “Investors – Presentations.” The live webcast will begin at 2:00 p.m. (PDT). The webcast replay will begin after the conclusion of the live call and will be available for two weeks. A telephone replay of the call will also be available approximately one hour after the conclusion of the live call, for 48 hours, and is accessible by dialing (888) 203-1112 (Domestic) or (719) 457-0820 (International), entering passcode #5350842. You may also view presentation materials related to the earnings call on Itron’s website, www.itron.com / Investors / Presentations.

About Itron:
Itron is a leading technology provider and critical source of knowledge to the global energy and water industries. Itron operates in two divisions: as Itron in North America and as Actaris outside of North America. Our company is the world’s leading provider of metering, data collection and software solutions, with nearly 8,000 utilities worldwide relying on our technology to optimize the delivery and use of energy and water. Itron delivers industry leading solutions for electric, gas and water utilities by offering meters; data collection and communication systems, including automated meter reading (AMR) and advanced metering infrastructure (AMI); meter data management and utility software applications; as well as comprehensive project management, installation and consulting services. To know more, start here: www.itron.com.

For additional information, contact:
Deloris Duquette
Vice President, Investor Relations and Corporate Communications
(509) 891-3523
deloris.duquette@itron.com

Statements of operations, segment information, balance sheets, cash flow statements and reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures follow.

ITRON, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007

Revenues	$432,388	$480,544	$1,909,613	$1,464,048
Cost of revenues	287,260	324,106	1,262,756	976,761
Gross profit	145,128	156,438	646,857	487,287
Operating expenses
Sales and marketing	39,923	40,852	167,457	125,842
Product development	28,416	27,089	120,699	94,926
General and administrative	28,515	30,937	128,515	100,071
Amortization of intangible assets	27,250	25,873	120,364	84,000
In-process research and development	-	155	-	35,975
Total operating expenses	124,104	124,906	537,035	440,814

Operating income	21,024	31,532	109,822	46,473
Other income (expense)
Interest income	1,124	1,587	5,970	10,477
Interest expense	(15,368)	(26,689)	(80,735)	(89,965)
Other income (expense), net	(1,046)	(5,633)	(2,984)	435
Total other income (expense)	(15,290)	(30,735)	(77,749)	(79,053)

Income (loss) before income taxes	5,734	797	32,073	(32,580)
Income tax (provision) benefit	(1,428)	3,205	(4,014)	16,436

Net income (loss)	$4,306	$4,002	$28,059	$(16,144)

Earnings (loss) per common share
Basic	$0.12	$0.13	$0.85	$(0.55)
Diluted	$0.12	$0.12	$0.80	$(0.55)

Weighted average common shares outstanding
Basic	34,478	30,608	33,096	29,584
Diluted	34,823	32,725	34,951	29,584

ITRON, INC.
SEGMENT INFORMATION

(Unaudited, in thousands)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Revenues
Itron North America	$153,291	$167,152	$628,247	$593,526
Actaris	279,097	313,392	1,281,366	870,522
Total Company	$432,388	$480,544	$1,909,613	$1,464,048

Gross profit
Itron North America	$60,244	$67,582	$247,755	$247,250
Actaris	84,884	88,856	399,102	240,037
Total Company	$145,128	$156,438	$646,857	$487,287

Operating income (loss)
Itron North America	$19,387	$23,676	$77,074	$74,394
Actaris	8,748	16,134	70,430	4,115
Corporate unallocated	(7,111)	(8,278)	(37,682)	(32,036)
Total Company	$21,024	$31,532	$109,822	$46,473

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Unit Shipments		(units in thousands)
Total meters (with or without AMR)
Electricity - Itron North America	930	1,600	4,800	5,075
Electricity - Actaris	2,080	1,950	7,840	5,400
Gas	1,060	925	4,080	2,600
Water	1,880	1,950	8,440	5,575
Total meters	5,950	6,425	25,160	18,650

AMR units (Itron North America and Actaris)
Meters with AMR	830	1,350	4,700	3,600
AMR modules	1,340	1,175	4,890	4,675
Total AMR units	2,170	2,525	9,590	8,275

Meters with other vendors' AMR	220	275	840	925

We changed our management structure with the acquisition of Actaris on April 18, 2007 to reflect two operating segments. On January 1, 2008, we made additional refinements to these two operating segments as we continue to integrate the Actaris acquisition and realign our operations. The information presented for the three and twelve month periods ended December 31, 2007 reflects the restatement of our segment operating results based on this realignment.

ITRON, INC.
CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)
	At December 31,
	2008	2007
ASSETS
Current assets
Cash and cash equivalents	$144,390	$91,988
Accounts receivable, net	321,278	339,018
Inventories	164,210	169,238
Deferred income taxes, net	31,807	10,733
Other	56,032	42,459
Total current assets	717,717	653,436

Property, plant and equipment, net	307,717	323,003
Prepaid debt fees	12,943	21,616
Deferred income taxes, net	45,783	75,243
Other	19,315	15,235
Intangible assets, net	481,886	695,900
Goodwill	1,285,853	1,266,133
Total assets	$2,871,214	$3,050,566

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$200,725	$198,997
Other current liabilities	66,365	57,275
Wages and benefits payable	78,336	70,486
Taxes payable	18,595	17,493
Current portion of long-term debt	10,769	11,980
Current portion of warranty	23,375	21,277
Unearned revenue	24,329	20,912
Deferred income taxes, net	1,927	5,437
Total current liabilities	424,421	403,857

Long-term debt	1,179,249	1,578,561
Warranty	14,880	11,564
Pension plan benefits	55,810	60,623
Deferred income taxes, net	102,720	173,500
Other obligations	58,743	63,659
Total liabilities	1,835,823	2,291,764

Commitments and contingencies

Shareholders' equity
Preferred stock	-	-
Common stock	951,007	609,902
Accumulated other comprehensive income, net	34,093	126,668
Retained earnings	50,291	22,232
Total shareholders' equity	1,035,391	758,802
Total liabilities and shareholders' equity	$2,871,214	$3,050,566

ITRON, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)
	Twelve Months Ended December 31,
	2008	2007

Operating activities
Net income (loss)	$28,059	$(16,144)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	173,673	126,440
In-process research and development	-	35,975
Employee stock plans income tax provision	-	(389)
Stock-based compensation	16,582	11,656
Amortization of prepaid debt fees	8,917	13,526
Deferred income taxes, net	(38,074)	(36,373)
Other, net	(2,226)	1,326
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	19,864	(40,718)
Inventories	4,914	19,419
Accounts payables, other current liabilities and taxes payable	(6,549)	10,033
Wages and benefits payable	7,708	198
Unearned revenue	3,936	2,660
Warranty	(2,242)	1,761
Effect of foreign exchange rate changes	(9,688)	4,168
Other, net	(11,728)	(211)
Net cash provided by operating activities	193,146	133,327

Investing activities
Proceeds from the maturities of investments, held to maturity	-	35,000
Acquisitions of property, plant and equipment	(63,430)	(40,602)
Business acquisitions & contingent consideration, net of cash & cash equivalents acquired	(6,897)	(1,716,253)
Other, net	3,252	7,439
Net cash used in investing activities	(67,075)	(1,714,416)

Financing activities
Proceeds from borrowings	-	1,159,023
Payments on debt	(388,371)	(76,099)
Issuance of common stock	324,494	247,617
Prepaid debt fees	(214)	(22,083)
Other, net	715	1,902
Net cash (used in) provided by financing activities	(63,376)	1,310,360

Effect of exchange rate changes on cash and cash equivalents	(10,293)	1,312
Increase (decrease) in cash and cash equivalents	52,402	(269,417)
Cash and cash equivalents at beginning of period	91,988	361,405
Cash and cash equivalents at end of period	$144,390	$91,988

Itron, Inc.
About Non-GAAP Financial Measures

The accompanying press release dated February 18, 2009 contains non-GAAP financial measures.  To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use certain non-GAAP financial measures, including non-GAAP operating income, non-GAAP net income and EPS, Adjusted EBITDA and free cash flow.  The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.  For more information on these non-GAAP financial measures please see the table captioned “Reconciliations of Non-GAAP Financial Measures to Most Directly Comparable GAAP Financial Measures”.

We use these non-GAAP financial measures for financial and operational decision making and as a means for determining executive compensation.  Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and ability to service debt by excluding certain expenses that may not be indicative of our recurring core operating results.  Our executive compensation plans exclude non-cash charges related to amortization of intangibles and non-recurring discrete cash and non-cash charges that are infrequent in nature such as in-process research and development (IPR&D) or purchase accounting adjustments.  We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods.  These non-GAAP financial measures also facilitate management’s internal comparisons to our historical performance and ability to service debt as well as comparisons to our competitor’s operating results.  We believe these non-GAAP financial measures are useful to investors because they allow for greater transparency with respect to key metrics used by management in its financial and operational decision making and because they are used by our institutional investors and the analyst community to help them analyze the health of our business.

Non-GAAP operating income – We define non-GAAP operating income as operating income minus amortization of intangible assets, business combination accounting for inventory revaluation and IPR&D.  We consider this non-GAAP financial measure to be a useful metric for management and investors because it excludes the effects of expenses that are related to current and previous acquisitions.  By excluding these expenses we believe that it is easier for management and investors to compare our financial results over multiple periods.  We believe that excluding amortization of intangible assets enables management and investors to analyze trends in our operations.  For example, expenses related to amortization of intangible assets were decreasing prior to the Actaris acquisition, which was improving GAAP operating margins, yet the improvement in GAAP operating margins due to this lower expense was not reflective of an improvement in our core business.  Additionally we exclude the effects of inventory revaluation and IPR&D to provide investors gross and operating margins that are not impacted by purchase accounting adjustments.  There are some limitations related to the use of non-GAAP operating income versus operating income calculated in accordance with GAAP.  Non-GAAP operating income excludes some costs that are recurring.  Additionally, the expenses that we exclude in our calculation of non-GAAP operating income may differ from the expenses that our peer companies exclude when they report the results of their operations.  We compensate for these limitations by providing specific information about the GAAP amounts we have excluded from our non-GAAP operating income and evaluating non-GAAP operating income together with GAAP operating income.

Non-GAAP net income and non-GAAP EPS – We define non-GAAP net income as net income minus the expenses associated with amortization of intangible assets and amortization of debt fees, expenses related to business combination accounting for inventory revaluation and expenses for IPR&D as well as the tax effects of each item.  We define non-GAAP EPS as non-GAAP net income divided by the weighted average shares, on a fully diluted basis, outstanding during each period.  We consider these financial measures to be useful metrics for management and investors for the same reasons that we use non-GAAP operating income.  The same limitations described above regarding our use of non-GAAP operating income apply to our use of non-GAAP net income and non-GAAP EPS.  We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP net income and non-GAAP EPS and evaluating non-GAAP net income and non-GAAP EPS together with GAAP net income and EPS.

Adjusted EBITDA – We define Adjusted EBITDA as net income minus interest income, plus interest expense, tax expense and depreciation and amortization of intangible asset expenses plus non-cash expenses for business combination accounting for inventory revaluation and IPR&D.  We feel that providing this financial measure is important for management and investors to understand our ability to service our debt as it is a measure of the cash generated by our core business.  Management uses Adjusted EBITDA as a performance measure for executive compensation.  A limitation to using Adjusted EBITDA is that it does not represent the total increase or decrease in the cash balance for the period and the measure includes some non-cash items and excludes other non-cash items.  Additionally, the expenses that we exclude in our calculation of Adjusted EBITDA may differ from the expenses that our peer companies exclude when they report their results. Management compensates for this limitation by providing a reconciliation of this measure to GAAP net income.

Free Cash Flow – We define free cash flow as net cash provided by operating activities less acquisitions of property, plant and equipment.  We believe free cash flow provides investors with a relevant measure of liquidity and a useful basis for assessing our ability to fund our operations and repay our debt.  The same limitations described above regarding our use of non-GAAP operating income apply to our use of free cash flow.  We compensate for these limitations by providing specific information regarding the GAAP amounts and a reconciliation to free cash flow.

The accompanying tables have more detail on the GAAP financial measures that are most directly comparable to the non-GAAP financial measures and the related reconciliations between these financial measures.

ITRON, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES

(Unaudited, in thousands, except per share data)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Non-GAAP operating income:
GAAP operating income	$21,024	$31,532	$109,822	$46,473
Amortization of intangible assets	27,250	25,873	120,364	84,000
In-process research and development	-	155	-	35,975
Purchase accounting adjustment - inventory	-	-	-	16,023
Non-GAAP operating income	$48,274	$57,560	$230,186	$182,471

Non-GAAP net income:
GAAP net income (loss)	$4,306	$4,002	$28,059	$(16,144)
Amortization of intangible assets	27,250	25,873	120,364	84,000
Amortization of debt placement fees	1,199	1,412	8,674	13,262
In-process research and development	-	155	-	35,975
Purchase accounting adjustment - inventory	-	-	-	16,023
Income tax effect of non-GAAP adjustments	(7,910)	(4,952)	(39,518)	(45,804)
Non-GAAP net income	$24,845	$26,490	$117,579	$87,312

Non-GAAP diluted EPS	$0.71	$0.81	$3.36	$2.81

Weighted average common shares outstanding - Diluted	34,823	32,725	34,951	31,093

Adjusted EBITDA:
GAAP net income (loss)	$4,306	$4,002	$28,059	$(16,144)
Interest income	(1,124)	(1,587)	(5,970)	(10,477)
Interest expense	15,368	26,689	80,735	89,965
Income tax provision (benefit)	1,428	(3,205)	4,014	(16,436)
Depreciation and amortization	40,378	41,111	173,673	126,440
In-process research and development	-	155	-	35,975
Purchase accounting adjustment - inventory	-	-	-	16,023
Adjusted EBITDA	$60,356	$67,165	$280,511	$225,346

	Twelve Months Ended December 31,
	2008	2007
Free Cash Flow:
Net cash provided by operating activities	$193,146	$133,327
Acquisitions of property, plant and equipment	(63,430)	(40,602)
Free Cash Flow	$129,716	$92,725